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                                                                    Exhibit 10.1

[Hawk Letterhead]

August 7, 2001



Michael Corkran
11405 Clearfield Lane
Chardon, Ohio 44024

Dear Mike:

This letter will confirm our offer of employment for the position of President of Powder Metal Group for Hawk Corporation. Your office will be located in the Net Shape facility in Solon, Ohio.

Listed below are some of the essential provisions involved with this position.

1. Base salary - Your starting annual base salary will be $200,000. You will be paid on a bi-monthly basis. Under current Company compensation policy and per our conversation, you will be eligible for a salary review (on an annual basis) during the month, in which you were hired, with the first review being in August 2002. Factors used to determine future increases include, job performance, economy and financial performance of the Company.

2. Incentive Compensation - We are prepared to offer you a target bonus, equal to 40% of your annual base salary, which will be paid in the first quarter of 2002. The payment for the first year will be prorated for the time period of your employment. Fifty percent of the target is tied directly to the profitability of the Powder Metal Division and the other Fifty percent is tied to attainment of your individual objectives, which you and the Company will establish within the first month of your employment. If we fall short of the Annual Operating Plan EBITDA target, the amount can be reduced and of course, if we exceed the target the amount can be increased.

3. Stock Options - You will receive options to purchase 30,000 shares of Hawk Corporation common stock, at an exercise price equal to the market price for such stock at the close of business on the date you accept this offer. These options will vest in equal installments over a five year period. Upon your becoming an employee, you will need to execute our form of Option Agreement in order to formally receive the option grant.

4. Car Allowance - Hawk agrees to provide you a car allowance equal to $700 per month. The arrangement and selection of the vehicle is up to you, Gas, maintenance and other expenses associated with the operation of the car above he stated dollar will be at your own expense.

5. Fringe Benefits - Hawk provides a comprehensive fringe benefit program as out lined below:

         A. Medical, with RX & dental - we offer standard plans for each benefit. The current medical plan is a (90/10) indemnity plan with deductible amounts of $200 per individual $400

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per family. Dental coverage is provided as a self-insured benefit and will become active at the same time as the medical. The prescription plan provides for various levels of co-payment ($5, $10, $15) based on the prescription required. Please note that you will become eligible for medical insurance on the first of the month following 30 days of employment

         B. Life and supplemental life insurance - You will receive 2X base salary for life insurance coverage at no charge (up to a maximum of $200,000). You have the opportunity to purchase additional life insurance for yourself and your dependent's once per year during open enrollment.

         C. Income protection - If you become disabled, we provide up to 26 weeks salary continuation. Under the long-term disability plan, you are eligible to receive up to 60% of your base salary until age 65, provided you are disabled and unable to work.

         D. Company 401 k/Profit Sharing - You are eligible for the 401k plan 30 days after your date of hire to the beginning of the next month.

6. Vacation/Holidays - Beginning in January 2002, you will be eligible for four weeks of vacation. Our location currently celebrates 10 paid holidays per full calendar year.

7. Employment Application - Enclosed is a Hawk employment application. We ask that you carefully read it and provide all the requested information. After you have supplied all the requested information, please sign and return the form to me.

8. Confidentiality Agreement - We request that all prospective employees sign a "Confidentiality Agreement." I will have this Agreement for you to sign on the first day. We expect that during your employment and thereafter, you will not disclose any such confidential information or trade secrets to anyone unless you are authorized to do so by Hawk.

9. The employment relationship - Between Employer and Employee is "at will," terminable by either party at any time for any reason or no reason.

10. Tuition Reimbursement Program - As we have discussed, our program has the requirement that individuals who apply for tuition assistance for graduate level courses must sign an agreement whereby they agree to reimburse the Company for money received from this Plan if you voluntarily leave the Company within a two
(2) year period after completion of the course(s) that have been reimbursed by the Company. Advance approval is required for any continuing education program and may be withheld at the Company's discretion.

11. Pre employment Physical and Drug Screening - This offer of employment is contingent upon you successfully completing a pre-employment physical, which includes a drug screening.

12. Other outside interests - The position you are being offered is important at Hawk. As such, we request that you disclose any current involvement in other business and volunteer endeavors and their estimated time requirement. We would request that you submit such activities in the future for Hawk approval prior to their beginning.

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13. Severance Pay - You will be entitled to severance pay, in an amount equal to your annual base salary and target bonus, payable over a twelve month period, in the event of a termination of your employment in conjunction with, or within sixty days following the closing of, a "Change of Control" (as hereinafter defined) of Hawk Corporation ("the Company"). A "Change of Control" shall mean the occurrence of any of the following:
         (i) any transaction (which shall include a series of transactions occurring within sixty days or occurring pursuant to a plan), that has the result that stockholders of the Company immediately before such transaction cease to own at least 51 % of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

         (ii) the stockholders of the Company approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

         (iii) the stockholders of the Company approve a plan for the sale, lease, exchange,, transfer, assignment or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned)

Mike, we believe that this is a significant opportunity for you and Hawk, and look forward to you joining our team. This is a very exciting and challenging time for our Company. Based on the mutual discussion we would expect to set a start date no later than August 13, 2001. This offer will remain open until August 10th. If you have any questions, please do not hesitate to call Lloyd, or myself. The direct dial number is (330) 723-7713 ext. 294 for Lloyd and (216) 861-3553 for me.

Sincerely,


/s/ Jeffrey H. Berlin
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Jeffrey H. Berlin
President /Chief Operating Officer
Hawk Corporation


Accepted by Michael Corkran this date: August 7, 2001.


/s/ Michael Corkran
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Michael Corkran